UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 30, 2010

Cowlitz Bancorporation

(Exact Name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-23881 (Commission File Number)	91 - 1529841 (IRS Employer Identification No.)

927 Commerce Ave. Longview, Washington 98632 Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03      Bankruptcy or Receivership.

On July 30, 2010, the Washington Department of Financial Institutions closed Cowlitz Bank (the “Bank”), the wholly-owned subsidiary of Cowlitz Bancorporation (the “Company”), and appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of the Bank.

As indicated in the FDIC press release dated July 30, 2010, Heritage Bank, Olympia, Washington assumed all of the deposits of the Bank and agreed to purchase approximately $329.5 million of the Bank's assets in a transaction facilitated by the FDIC.  The 9 branch offices of the Bank will reopen as branches of Heritage Bank on Saturday during normal banking hours. Customers who have questions about the foregoing matter, or who would like more information about the closure of the Bank, can visit the FDIC’s Internet website at http://fdic.gov/bank/individual/failed/cowlitz.html or call the FDIC toll-free at 1-800-206-4662.

As of July 30, 2010, the Company’s primary assets, excluding its investments in the Bank and Cowlitz Statutory Trust I, which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $240,000 and prepaid expenses of $100,000. Liabilities were comprised primarily of junior subordinated debt of $12.4 million and accrued and unpaid interest of approximately $277,000. Based on the Company’s current financial condition, the Company’s board of directors will evaluate options for winding down the affairs of the Company, which may include the dissolution of the Company pursuant to Washington law.  As the Company no longer serves as the holding company for the Bank, its ongoing activities are limited.

Item 2.04      Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of July 30, 2010, the Company had approximately $12.0 million Junior Subordinated Debt Deferrable Interest Debentures due 2035 outstanding pursuant to an Indenture dated April 29, 2005, by and between the Company and Wilmington Trust Company, as trustee. The appointment of the FDIC as receiver of the Bank may constitute an event of default under the indenture, under which the principal amount of the debt securities, together with accrued but unpaid interest, becomes immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2010	COWLITZ BANCORPORATION (Registrant) By: /s/ Gerald L. Brickey Gerald L. Brickey Chief Financial Officer